August 29, 2014

EMPLOYMENT AGREEMENT
BETWEEN WHITESTONE REIT AND DAVID K. HOLEMAN

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made at HOUSTON, TEXAS, as of this 29th day of August, 2014, between WHITESTONE REIT, a Maryland real estate investment trust (the “Company”) and DAVID K. HOLEMAN, 8206 Kimstone Lane, Spring, Texas, 77379 (“Holeman”).
WITNESSETH:
WHEREAS, Holeman holds the office of Chief Financial Officer of the Company;
WHEREAS, Holeman has made and is expected to continue to make substantial contributions towards the profitability, growth, and financial strength of the Company;
WHEREAS, the Shareholders have voted and approved the 2008 LONG TERM INCENTIVE OWNERSHIP PLAN (the “LTIOP”), and grants of restricted common shares and restricted share units (“Grants”) under the LTIOP are integral to this Agreement (”Agreement”);
WHEREAS, the compensation committee (“Compensation Committee”) of the Whitestone REIT board of trustees (“Board”) has been authorized by the Board to implement, and has made Grants under the LTIOP in two phases, the 2008 Strategic Plan (“2008 Plan”), and the 2013 Strategic Plan (“2013 Plan”) collectively referred to as (“Plan”); and,
WHEREAS, the Company and Holeman desire to enter into this Agreement pursuant to which the Company will continue to employ Holeman and Holeman will continue to serve the Company;
NOW, THEREFORE, the Company and Holeman, in consideration of the premises and the mutual covenants herein contained, agree as follows:

1.	Employment, Contract Period. During the period specified in this Section 1, the
Company shall employ Holeman, and Holeman shall serve the Company, on the terms and subject to the conditions set forth herein. The initial term of Holeman’s employment hereunder shall commence as of the date specified in the first sentence of this Agreement (the “Effective Date”) and, subject to prior termination as provided in Section 7, shall continue through the third anniversary of the Effective Date, subject to automatic extension for an additional period of one year on each anniversary date after the third anniversary of the Effective Date unless either party shall have given written notice of his or its intention not to renew the term of Holeman’s employment hereunder at least 90 days prior to any Expiration Date, in which event Holeman’s employment will terminate on the anniversary date of the Effective Date next following the date of such notice (“Expiration Date”). The term of Holeman’s employment hereunder is three years (subject to extension as described above), except as otherwise provided herein and is sometimes hereinafter referred to as the “Contract Period.”

2.	Position, Duties, Responsibilities.

(a)At all times during the Contract Period, Holeman shall have the title of Chief Financial Officer of the Company and shall have and perform the duties and responsibilities of such office (“the Office”), consistent with the duties and responsibilities performed by Holeman as the incumbent in such Office before the Effective Date, subject to the authority of the Board. In addition, Holeman may hold such other offices as may be designated from time to time by the Board.

(b)At all times during the Contract Period, Holeman shall devote substantial business time, energy, and talent to the business of and to the furtherance of the purposes and objectives of the Company. Nothing in this Agreement shall preclude Holeman from devoting reasonable periods of time to charitable and community activities, service on boards of other companies (public or private) not in competition with the Company, or the management of his personal investment assets, provided such activities do not interfere with the performance by Holeman of his duties hereunder.

(c)The duties to be performed by Holeman under this Agreement shall be performed primarily in the offices of the Company, except for travel incident to his performance of services and consistent with his travel for the Company before the Effective Date.

3. Base Salary and Plan Compensation.

(a)     The rate of Holeman’s base salary (“Base Salary”) hereunder as of the Effective Date shall be $250,000 per year, and Holeman shall be entitled to incentive compensation and/or bonus (“Bonus”), which shall constitute “performance awards” pursuant to the LTIOP, as determined and approved by the Compensation Committee of the Board. Together, Base Salary and Bonus shall be referred to as “Annual Base Compensation.” The rate of Holeman’s Base Salary shall be reviewed at least annually during the Contract Period and may be adjusted from time to time, based upon such standards as determined by the Compensation Committee. The Bonus shall be set annually at the beginning of the second quarter, based on achievement during the prior year of performance goals as set by the Board and will be paid in the second quarter in either cash or stock. The Compensation Committee may determine the appropriate Annual Base Compensation, except that no such adjustment shall result in a reduction of Holeman’s Base Salary below the level for the preceding year during the Contract Period.

(b) Holeman, in addition to Section 3(a) above, shall receive the awards under the Plan granted prior to the Effective Date, and any other awards under the Plan that are granted to Holeman subsequent to the Effective Date of this agreement, subject to applicable vesting provisions as set forth in award agreements and/or the LTIOP. The Compensation Committee may, in its discretion, award to Holeman at any time such number of time-vested restricted shares as the Compensation Committee may elect to replace shares retained by the Company in net settlement of income tax withholding obligations with respect to the vesting of restricted shares and restricted share units previously awarded to Holeman under the LTIOP.

4. Benefits. During the Contract Period, the Company shall provide Holeman (a) health and welfare benefits that are generally comparable with the health and welfare benefits that the Company historically provided to Holeman before the Effective Date, including family health insurance, travel accident insurance, life and accidental death insurance, and long term disability insurance, (b) directors and officers liability insurance, (c) an annual executive physical, (d) use of an executive class automobile in Houston with all maintenance and insurance paid by the Company, (e) full participation in any 401(k), profit sharing, pension or other retirement benefit plan (“Pension Plan”) either in place or that are put in place during Holeman’s employment, and (f) such other benefits that the Board may from time to time authorize.

5. Reimbursement for Expenses. Subject to such limitations as may be reasonably imposed by the Board from time to time, the Company shall reimburse Holeman for all reasonable, ordinary, and necessary expenses incurred by him in the performance of his duties hereunder including travel expenses and relocation expenses, and travel expenses for his wife when accompanying him on business.

6. Effect of Disability during Contract Period. If, during the Contract Period, Holeman becomes disabled as determined by a physician acceptable to Holeman and the Company, by reason of physical or mental impairment, to such an extent that he is unable to substantially perform his duties under this Agreement (“Disabled”):

(a) The Company may relieve Holeman of his duties under this Agreement for as long as Holeman is Disabled without terminating this Agreement.

(b) So long as Holeman remains Disabled, the Company shall continue to pay Holeman as provided in Section 3(a), 3(b), and 4 above at the rate in effect immediately before he became Disabled, net of any other disability benefits paid to him by the Company, or any insurance funded by the Company. The Company shall continue to provide those health and welfare benefits, including contribution to any Pension Plan, that were being provided to Holeman immediately before he became Disabled, and Holeman shall continue to earn the Plan benefits under Section 3(b) as if he had continued to be actively employed, until the earliest of (i) the first date on which he is no longer Disabled, (ii) the date of his death, (iii) the third anniversary of the date on which he became Disabled. If Holeman becomes Disabled, thereafter recovers sufficiently to be able to substantially perform his duties, and later becomes Disabled again, the combined period in which Holeman is entitled to receive disability benefits under this Section 6(b) shall not exceed three years.

7. Termination.

(a)     Death and Disability. Holeman’s employment hereunder will terminate immediately upon Holeman’s death. If Holeman shall be Disabled (as defined in Section 6) for an aggregate period of 180 days (whether business or non-business days) during any period of twelve consecutive months, the Company may terminate Holeman’s employment hereunder immediately upon giving notice of termination, stating the effective date of termination, and all amounts payable under Section 6(b) shall be paid to Holeman if he is disabled and to his estate in case of death, notwithstanding termination of his employment pursuant to this Section 7(a).

(b) For Cause. The Company may terminate Holeman’s employment under this Agreement for “Cause” if:

(i) Except by reason of death or disability, Holeman fails to devote the time and effort required for him to perform his duties hereunder;

(ii) Holeman is convicted of a felony involving moral turpitude;

(iii) Holeman engages in acts in violation of the confidentiality provisions of Section 11; or

(iv) Holeman willfully, wantonly, and without approval of the Board takes any action that he knows to be materially adverse to the interest of the Company and its shareholders, collectively.

Any termination of Holeman’s employment for Cause shall be effective immediately upon the Company giving Holeman notice of termination of employment and the grounds therefore. However, if any failure on Holeman’s part referred to in clause (i) or (ii) of this Section 7(b) is curable, the Company may not terminate Holeman’s employment unless the Board first gives him written notice specifying the nature of the failure and the steps that he must take to cure the failure, and Holeman fails to take those steps within 60 days after the notice is given.

(c) By the Company without Cause. The Company may terminate Holeman’s employment hereunder without Cause at any time upon notice from the Board to Holeman. If James C. Mastandrea (“Mastandrea”) shall cease to serve as Chairman of the Board and/or President and Chief Executive Officer of the Company on account of termination of Mastandrea’s employment by the Company without cause, Mastandrea’s termination of his employment for good reason and/or Mastandrea’s failure to be renominated and/or re-elected as a Trustee, then Holeman’s employment hereunder shall be deemed to be terminated Without Cause pursuant to this Section 7(c) effective as of the date of the event triggering this clause.

(d) By Holeman for Good Reason. Holeman may terminate his employment hereunder for “Good Reason” if one or more of the events listed in clauses (i) through (iv) of this Section 7(d) occur:

(i) Holeman’s Base Salary is reduced below the amount stated in Section 3(a) at the time of the Effective Date of this agreement.

(ii) The Company fails to continue to provide the compensation contemplated by Section 3(a), 3(b), and 4;

(iii) The Company fails in any material respect to provide benefits in accordance with Sections 4 and 5, in either case after Holeman has given the Company written notice of the failure, and the Company has failed to effect a cure within 60 days after the notice is given;

(iv) Holeman is removed from any of Holeman’s offices or responsibilities or his duties with the Company are otherwise reduced to such an extent that he no longer has authority commensurate with the Chief Financial Officer of a publicly-traded real estate investment trust;

(v) Holeman’s principal place of employment for the Company is relocated outside of the Houston metropolitan area and, as a result, he is required to relocate; or

(vi) After a Shift in Ownership the Board fundamentally changes its strategic plan in a manner opposed by Holeman. Holeman may not terminate his employment under this clause (vi) unless he first gives the Board written notice of specifying the change or changes that he opposes and the steps that Board must take to rectify the strategic plan, and the Board fails to take those steps within 60 days after the notice is given.

(e) By Holeman without Good Reason. Holeman may terminate his employment hereunder without Good Reason at any time upon thirty days advance notice from Holeman to the Board.

8.    Payments upon Termination. Following any termination of Holeman’s employment with the Company, the Company shall pay and provide to Holeman, after the date of the termination (the “Termination Date”), the amounts and benefits set forth below.

(a) Termination by the Company or by Holeman for any Reason. Upon any termination of Holeman’s employment for any reason, the Company shall pay to Holeman all accrued and unpaid Annual Base Compensation and other benefits (e.g., accrued vacation) with respect to periods ending on or before the Termination Date.

(b) Termination by the Company without Cause, or by Holeman for Good Reason. If Holeman’s employment hereunder is terminated (or deemed terminated) by the Company without Cause or by Holeman for Good Reason, in addition to (but not in duplication of) all other compensation payable hereunder, the Company shall pay and provide to Holeman the following amounts and benefits:

(i) A lump sum cash payment of 2.99 times his Annual Base Compensation for the previous full calendar year as provided in Section 3(a), which shall be paid within twenty (20) days after the Termination Date.

(ii) Immediate vesting of all unvested restricted shares and restricted share units awarded to Holeman under the LTIOP.

(iii) Continuation of benefits for as described in Section 4 for a period of three years following the Termination Date.

(c) Full Satisfaction; Mitigation. Payment and provision of the salary and benefits to which Holeman is entitled under this Section 8 shall constitute full satisfaction of all obligations of the Company to Holeman arising under this Agreement and/or in connection with the termination of his employment. Payment or provision of the items set forth in Section 8(b) above shall be conditioned upon Holeman executing and delivering to the Company a release of all claims Holeman may have against the Company up to the date of termination.

(d)    Escrow Arrangement. To secure payment of the benefits provided for in this Section 8 the Company agrees to establish an irrevocable escrow account (the “Escrow Account”) at a national bank acceptable to Holeman (the “Bank”) promptly upon the earliest to occur of (i) Holeman’s receipt in writing of notice of termination of his employment hereunder, (ii) public notice of Change in Control or Shift in Ownership, (iii) an agreement in principle to effect a Change in Control or Shift in Ownership by merger, purchase or sale of assets or other business combination by any person or (iv) the date of consummation of a Change in Control or Shift in Ownership (“Change in Control Date” or “Shift in Ownership Date”). The amount of security required on deposit in the Escrow Account shall be the maximum cash amount that the Company would be required to pay to Holeman under Section 8.

If the Company were to terminate Holeman’s employment on the Change in Control Date or Shift in Ownership Date, such amount shall be maintained on deposit in the Escrow Account until receipt by the Bank of written acknowledgement by Holeman that he has received all amounts payable to him by the Company under Section 8. Amounts deposited in the Escrow Account shall be paid out by the Bank only to Holeman or his designated beneficiary, in such amount as Holeman shall certify to the Bank as the amount he is owed by the Company and which the Company has not paid under Section 8 of this Agreement, or to the Company, to the extent that any amount remain on deposit in the Escrow Account after the Company shall have made all payments hereunder that it shall be obligated to make. If any amount payable to Holeman pursuant to Section 8 is not paid by the Company or the Bank when due, interest on such payments shall accrue at the rate of one percent (1%) per month, or the highest rate allowed by law, whichever is lower, until all overdue payments are paid in full.

9. Effect of Failure to Extend Term. If either the Company or Holeman gives notice to the other of an intention not to extend the term of Holeman’s employment hereunder for an additional year, as contemplated in Section 1, that notice shall be treated as a notice of intended termination of Holeman’s employment as of the Expiration Date defined in Section 1. Accordingly, the termination of his employment will be treated as a termination by the Company or by Holeman, as the case may be, with or without Cause, and for or not for Good Reason, as the case may be; provided, however that if the notice of intention not to extend the term does not contain a reason meeting the definition of Cause or Good Reason as set forth in Section 7, then the termination shall be presumed to be without Cause, if the Company shall give the notice of intention not to extend, and without Good Reason, if Holeman shall give the notice of intention not to extend.

10. Change in Control; Shift in Ownership. (a) A “Change in Control” shall have the meaning given to it in the LTIOP. A “Shift in Ownership” shall be deemed to have occurred if at any time before the Termination Date any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan or employee share ownership plan of the Company or any Subsidiary of the Company, or any Person organized, appointed, or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan), alone or together as a group, with any of its Affiliates or Associates, becomes the Beneficial Owner of 20% or more of the Shares then outstanding; provided that no Shift in Ownership shall be deemed to have occurred if, prior to the acquisition of Shares that causes the Person, or group, to become the Beneficial Owner of 20% or more of the combined voting power of the Company’s then outstanding Shares, the acquisition is supported by Holeman and approved by the Company’s Board. For purposes of this definition, the terms “Beneficial Owner,” “Person,” and “Subsidiary” have the meanings given to them in the LTIOP, as amended from time to time.

(b) As provided in the LTIOP, in the event of a Change in Control of the Company, (i) all restricted shares, restricted share units, and share options theretofore granted and not yet vested, will become fully vested (and restricted share units shall be automatically replaced with fully vested restricted shares), exercisable and issued as of a time immediately before the Change in Control, and (ii) all restrictions and conditions applicable to restricted shares and other share awards will be deemed to have been satisfied as of the date of the Change in Control.

11. Confidentiality; Non-Competition. Holeman acknowledges that the business in which the Company is engaged is competitive and that his employment with the Company has required and will require that he have access to and knowledge of confidential and proprietary information pertaining to the Company’s operations and its properties (“Confidential Information”). Holeman shall not, during the term of his employment hereunder or at any time thereafter, except in connection with the performance of services hereunder or in furtherance of the business of the Company, communicate, divulge, or disclose to any other person not a trustee, officer, employee, or affiliate of, or not engaged to render services to or for, the Company or use for his own benefit or purposes any Confidential Information that he has obtained from the Company during the term of his Employment under this Agreement, except that this provision shall not preclude Holeman from communication or use of Confidential Information made known generally to the public by any party unrelated to Holeman, or from making any disclosure required by applicable law, rules, regulations, or court or governmental or regulatory authority order or decree provided that, if practicable, Holeman shall not disclose any Confidential Information without first giving the Company notice of intention to make that disclosure and an opportunity to interpose an objection to the disclosure.

During the term of this Agreement and for a period of one (1) year after termination of Holeman’s employment, Holeman shall not, directly or indirectly as an employee, officer, director, trustee, consultant, partner, member or shareholder (other than as a passive shareholder of less than 1% of the outstanding stock of a publicly-traded company), have any interest in or perform any services in respect of any property that meets the Company’s publicly-stated definition of a Community Centered Property within a five (5) mile radius of any property then-owned by the Company.

12. Merger or Transfer of Assets of the Company. The Company will not consolidate with or merge into any other entity, or transfer all or substantially all of its assets or shares to another entity, unless such other entity assumes this Agreement in a signed writing and deliver a copy thereof to Holeman. Upon such assumption the successor entity shall become obligated to perform the obligations of the Company under this Agreement, and the term “the Company” as used in this Agreement shall be deemed to refer to such successor entity.

13. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person (to the Secretary of the Company in the case of notices to the Company and to Holeman in the case of notices to Holeman) or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

Whitestone REIT
2600 South Gessner Road, Suite 500
Houston, Texas 77063
Attention: Secretary

If to Holeman:

Mr. David K. Holeman
8206 Kimstone Lane
Spring, Texas 77379

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement shall remain in full force and effect.

15. Miscellaneous. This Agreement has been duly approved and authorized by the Board of the Company. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Holeman and the Company. This agreement shall inure to the benefit of Holeman and his heirs, legatees and legal representatives. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior to subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party, which is not set forth expressly in this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. In the event legal action is instituted to enforce any provision of this Agreement, each party shall pay its own cost and expense thereof. This Agreement, along with the LTIOP and all award agreements between the Company and Holeman thereunder, and any subsequent amendments approved in writing by Holeman and the Company, constitute the entire agreements between the parties with the subject matter of this agreement and the LTIOP and such award agreements, and all prior negotiations, discussions, and agreements on that subject matter are hereby superseded.

16. No Personal Liability. Notwithstanding anything herein to the contrary, this Agreement is made and executed on behalf of the Company, a real estate investment trust organized under the laws of the State of Maryland, by its officers thereof on behalf of the trustees thereof, and none of the trustees or any additional or successor trustee hereinafter appointed, nor any beneficiary, officer, employee or agent of the Company shall have any liability hereunder in his personal or individual capacity, but, instead, all parties shall look solely to the property and assets of the Company for satisfaction of claims of any nature arising under or in connection with this Agreement.

17. Mutual Indemnification. Holeman and the Company, upon full settlement and payout of this agreement, agree to mutually indemnify each other against any and all future claims.

IN WITNESS WHEREOF, the Company and Holeman have signed this Agreement as of the date first above written.

WHITESTONE REIT

By /s/ James C. Mastandrea
JAMES C. MASTANDREA
Chairman and Chief Executive Officer

/s/ David K. Holeman
DAVID K. HOLEMAN